Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

San Antonio, TX, January 28 – Biglari Holdings Inc. (NYSE: BH) announces its fiscal first quarter 2011 results:

Biglari Holdings Inc.’s operating results for the first twelve weeks, which ended December 22, 2010, are summarized below.  To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

	(Amounts in $000s)
	Twelve Weeks Ended
	December 22,	December 23,
	2010	2009

Pre-tax operating earnings	$9,456	$7,866
Biglari Holdings investment gains	3,053	312

Consolidated affiliated partnerships investment gains and other income	3,107	—
Income taxes	(4,341)	(2,684)
Earnings attributable to noncontrolling interest	(1,812)	(17)

Net earnings attributable to Biglari Holdings Inc.	$9,463	$5,477

Analysis of Results:

Net earnings in the first quarter were significantly impacted by realized investment gains and an incentive fee earned through the Company’s subsidiary, Biglari Capital Corp. (On a pre-tax basis, investment gains were $3.1 million and the incentive fee was $2.5 million.)

The amount of realized investment gains may fluctuate from period to period. Because no predictive value exists, we encourage investors to analyze our business performance before they interpret the impact of realized gains.

Biglari Capital Corp., the general partner of The Lion Fund, earned $5.2 million of an incentive allocation fee; however, $2.7 million is eliminated, for that amount represents the Company’s fee as a limited partner, which is uncharged because the Company owns the general partner. The remaining $2.5 million is an incentive fee that is charged and reallocated from outside limited partners of The Lion Fund. Thus, in the above table, this amount is included under pre-tax operating earnings. Shareholders should note that an incentive fee is assessed only once a year in the calendar year end quarter, and no predictability of such earnings exists because The Lion Fund annual performance is unpredictable.

Net revenues from restaurant operations — Steak n Shake and Western Sizzlin — increased 4.2% from $149.4 million to $155.6 million resulting from Steak n Shake’s same store sales increases of 2.1% and from the inclusion of Western Sizzlin Corp., which the Company acquired on March 30, 2010.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company engaged in a number of diverse business activities. The most important operating subsidiaries are involved in investment management and the franchising/operating of restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.